Exhibit 10.1

ORIGIN BANK
EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT
This Executive Supplemental Income Agreement (the “Agreement”) is made and entered into this 29th day of October 2019, by and between Origin Bank (the “Bank”), a Louisiana state bank with its principal office located in Choudrant, Louisiana, and Martin Lance Hall (the “Executive”).
Article 1
Benefits Tables
The following tables describe the benefits payable to the Executive upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Except for death, each benefit described is in lieu of any other benefit herein.
Table A: Distribution Age Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s attainment of sixty (60) years of age (“Distribution Age”).
An annual amount equal to ten percent (10%) of the Executive’s annualized base salary, as provided by the Bank’s payroll department, for the calendar year in which the Executive attains their Distribution Age.
Annual distribution of the annual benefit provided in the Table A, Amount of Benefit column.
The annual payments shall begin within thirty (30) days following the Executive’s attainment of Distribution Age and shall continue annually for a period of six (6) Agreement Plan Years. Annual distributions two (2) through six (6) shall occur within thirty (30) days following January 1st of each Agreement Plan Year commencing with the Agreement Plan Year in which the Executive attains their Distribution Age.

Table B: Benefit Available Prior to Executive’s Distribution Age

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s Voluntary Separation from Service.	The Vested Benefit of the Accrued Liability Balance determined as of the effective date of Executive’s Voluntary Separation from Service.	Lump sum.	Payment shall be made within thirty (30) days following the Executive’s Voluntary Separation from Service.
Executive’s Involuntary Separation from Service other than Termination for Cause.	One hundred percent (100%) of the Accrued Liability Balance determined as of the effective date of the Executive’s Involuntary Separation from Service.	Lump sum.	Payment shall be made within thirty (30) days following the Executive’s Involuntary Separation from Service.
Executive’s Involuntary Separation from Service (other than Termination for Cause) within twenty-four (24) months following a Change in Control.	The Present Value of the Distribution Age Benefit set forth on Table A, determined as of the effective date of Executive’s Separation from Service.	Lump sum.	Payment shall be made within thirty (30) days following the effective date of Executive’s Separation from Service.
Executive’s Disability.	One hundred percent (100%) of the Accrued Liability Balance determined as of the effective date of the Executive’s Disability.	Lump sum.	Payment shall be made within thirty (30) days following the effective date of the Executive’s Disability.

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
This Agreement does not provide a pre-Distribution Age death benefit.	This Agreement does not provide a pre-Distribution Age death benefit.	This Agreement does not provide a pre-Distribution Age death benefit.	This Agreement does not provide a pre-Distribution Age death benefit.
Executive’s death following Executive’s attainment of their Distribution Age.	Remaining installment payments, if any, due under the Distribution Age Benefit set forth on Table A.	Installment payments.
Remaining installment payments, if any, due under the Distribution Age Benefit set forth on Table A, with such payments made to Beneficiary and continuing on the same schedule and duration as if the Executive had lived.

Article 2
Purpose
The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental income, to encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Executive upon some qualifying event pursuant to the terms of this Agreement.
Article 3
Definitions and Construction
It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the "Code") and the guidance and regulations issued thereunder. It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive under Code prior to actual receipt of benefits.
Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1
“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance. Accordingly, the Bank shall establish a liability account for the Executive into which appropriate accruals shall be made using a discount rate equal to four percent (4%).

3.2	“Board” shall mean the Board of Directors of the Bank.

3.3	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.4
“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Agreement Administrator, the Executive must submit proof to the Agreement Administrator of Social Security Administration’s or the provider’s determination.

3.5	“Effective Date” shall mean October 29, 2019.

3.6
“Involuntary Separation from Service” shall mean the Bank’s termination of the Executive’s employment at any time before the Distribution Age, other than Termination for Cause, due to death or in connection with or following a Change in Control. A Separation from Service for “Good Reason” will also be treated as an Involuntary Separation from Service, provided such Separation from Service meets the necessary “safe harbor” conditions as set forth under Section 409A of the Code.

3.7
“Agreement Plan Year” shall mean each twelve (12) month periods commencing on January 1st and ending on December 31st. The initial Agreement Plan Year shall commence on the effective date of the Agreement and end on December 31st.

3.8	“Present Value” shall mean the distribution amount under this Agreement discounted to present value using the four percent (4%) discount rate the Bank is using for accrual purposes.

3.9
“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

3.10
“Termination for Cause” or “Cause” shall have the meaning set forth in the employment agreement by and between the Bank and the Executive as in effect at the time of a determination of Termination for Cause, and if no such employment agreement shall be in place or in effect at such time, “Termination for Cause” or “Cause” shall mean the Executive’s Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

3.11
”Unforeseeable Emergency” shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Executive’s dependent loss of the Executive’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The imminent foreclosure of or eviction from the service provider’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent may also constitute an Unforeseeable Emergency. At all times this definition shall be construed in accordance with the definition under Section 409A. If the Executive seeks to terminate any current deferral elections or re-start the deferral election, it must be done in accordance with Section 409A.

3.12
“Vested Benefit” shall mean a percentage of the applicable Table B Benefit available prior to the Executive’s attainment of their Distribution Age, (as shown under “Amount of Benefit”) earned by the Executive, based on the following:

Total Years of Service	Vested Percentage
1	0%
2	0%
3	0%
4	0%
5	0%
6	20%
7	40%
8	60%
9	80%
10	100%

3.13
“Voluntary Separation from Service” shall mean the Executive voluntarily Separates from Service with the Bank prior to the Executive’s Distribution Age, other than due to death, in connection with or following a Change in Control, or following a written determination by the Bank that the Executive will be terminated for Cause.

3.14
“Year of Service” shall mean each fully completed consecutive 12-month period commencing on the Effective Date of this Agreement during which the Executive is actively employed on a full-time basis with the Bank.

Article 4
Distributions During Lifetime

4.1
Hardship Distribution. The Bank will permit early withdrawals for an Unforeseeable Emergency under certain circumstances arising as a result of events beyond the control of the Executive. The Executive may submit an application for an in-service early withdrawal due to an Unforeseeable Emergency to the Board of Directors. If, in the discretion of the Board, the Executive is permitted to take an early withdrawal due to an Unforeseeable Emergency, the Board shall make a distribution to such Executive from the Vested Benefit of the Accrued Liability Balance determined as of the effective date of the Unforeseeable Emergency. Such distribution shall be paid in one (1) lump sum payment within thirty (30) days after the Board determines that the Executive is permitted to take an early withdrawal due to an Unforeseeable Emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Executive’s requirements to the extent such emergency is not relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Executive’s assets, (to the extent the liquidation of such assets will not cause severe financial hardship) or by cessation of deferrals, as applicable.

4.2
Restriction on Timing of Distributions. Notwithstanding anything to the contrary contained herein and solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the Executive hereto is considered a “Specified Employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

4.3
Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of

Code Section 409A, the Executive may petition the Agreement Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall effect and reduce the Executive’s benefits to be paid under this Agreement.

4.4
Change in Form or Timing of Distributions. Any change to the form or timing of distributions hereunder shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Agreement Administrator and must comply with the following rules:

(1)	The change may not accelerate the time or schedule of any distribution, except as provided in Code Section 1.409A-3(j)(4);

(2)	The subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(3)
The payment (except in the case of death, Disability, or Unforeseeable Emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(4)	In the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
Article 5
Beneficiary

5.1
Beneficiary. Executive shall have the right to name a beneficiary (“Beneficiary”) of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Agreement Administrator (or Agreement Administrator’s representative) on the form provided. Once received and acknowledged by the Agreement Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Agreement Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Agreement Administrator.

5.2
Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Agreement Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

5.3
Facility of Distribution. If the Agreement Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Agreement Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Agreement Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 6
General Limitations

6.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s Separation from Service with the Bank is considered a Termination for Cause.

6.2
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6.3
Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three (3) years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

Article 7
Administration of Agreement

7.1
Agreement Administrator. The Bank shall be the Agreement Administrator, unless the Bank appoints a committee to be the Agreement Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Agreement. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Agreement; provided however, the final authority for all administrative and operational decisions relating to the Agreement remains with the Bank.

7.2
Authority of Agreement Administrator. The Agreement Administrator shall have full power and authority to adopt rules and regulations for the administration of the Agreement, provided they are not inconsistent with the provisions of this Agreement, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Agreement, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Agreement, and to perform any and all administrative duties under this Agreement.

7.3
Recusal. An individual serving as Agreement Administrator may be eligible to participate in the Agreement, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Agreement.

7.4
Agents. In the administration of this Agreement, the Agreement Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.5
Binding Effect of Decisions. The decision or action of the Agreement Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.6
Indemnity of Agreement Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Agreement Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

7.7
Bank Information. To enable any party contracted for the purposes of assisting the Agreement Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

7.8
Annual Statement. Any party contracted for the purposes of assisting the Agreement Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in the Administrative Services Contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 8
Claims and Review Procedures

8.1
Claims and Review. If the Executive, Beneficiary or his or her representative is denied all or a portion of an expected benefit for any reason and the Executive, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator. The Agreement, being established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, requires all claims for benefits hereunder be made pursuant to those claims procedure requirements under DOL Reg. §2560.503-1, as amended from time to time. Executive, Beneficiary or his or her representative may file with the Administrator a written claim for benefits, if the Executive, Beneficiary or his or her representative disputes the Administrator’s determination regarding a benefit. The Administrator under this Article 8 will provide a separate written document to Executive, Beneficiary or his or her representative explaining the Agreement’s claims procedures and which by this reference is incorporated into the Agreement. Such documentation shall be written in manner that is in a culturally and linguistically appropriate manner to the party receiving the documentation.

Article 9
Amendments and Termination

9.1
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform to written directives to the Bank from its auditors or bank regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2
Termination – Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Table A or Table B, or as otherwise permitted under this Agreement.

9.3	Agreement Termination Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, this Agreement may be terminated in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Trustee and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Trustee’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Trustee participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downtown in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangements any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement.

Article 10
Miscellaneous

10.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

10.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4
Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority (ies).

10.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Louisiana, except to the extent preempted by the laws of the United States of America.

10.6
Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

10.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

10.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.10
Alternative Action. In the event it shall become impossible for the Bank or the Agreement Administrator to perform any act required by this Agreement, the Bank or Agreement Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

10.13
Notice. Any notice or filing required or permitted to be given to the Bank or Agreement Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Origin Bank
Attn: Human Resources
500 South Service Road
Ruston, LA 71270
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

10.14
Right to Setoff. The Bank may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to an Executive from this Agreement such amounts as may be owed by Executive to the Bank, although the Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff. By participating in the Agreement, the Executive agrees to any deduction or setoff under this Section 10.14, which is allowed by law.

10.15
Limitation on Actions. Executive or Beneficiary who disagrees with a denial of his appealed claim under Article 8 of this Agreement must file any complaint in a federal District Court to dispute such determination (a) within three (3) years of the earlier of the date on which such claim for benefits first accrued or arose under the terms of the Agreement, or (b) within one (1) year after the such claim was denied upon appeal, or deemed denied under Article 8 hereof.

10.16
No Guarantee of Tax Consequences. While the Agreement is intended to provide tax deferral for Executive, the Agreement is not a guarantee that the intended tax deferral will be achieved. Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement. Neither the Bank nor any of its directors, officers or employees shall have any obligation to indemnify or otherwise hold Executive harmless from any such taxes.

10.17
Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

10.18
Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 10.18. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:
Origin Bank
/s/ Martin Lance Hall	By	/s/ Linda Tuten
Martin Lance Hall	Title	EVP / Chief People & Diversity Officer